Exhibit 10.10

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of November 18, 2005 (the “Effective Date”) by and between CARDIOMEMS, Inc. a Delaware corporation with offices at 75 Fifth Street, N.W., Suite 440, Atlanta, GA 30308 (“CardioMEMS”), and MEDTRONIC, INC., a Minnesota corporation with offices at 710 Medtronic Parkway, Minneapolis, MN 55432 (“Medtronic”). CardioMEMS and Medtronic may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, CardioMEMS has developed microelectromechanical pressure sensor technology, and it owns or controls intellectual property relating to such technology; and

WHEREAS, Medtronic desires to work with CardioMEMS to adapt such technology for use as a pressure sensor system capable of working via Medtronic’s implantable leads and devices to address impaired cardiac function and/or hypertension; and

WHEREAS, Medtronic further desires to acquire from CardioMEMS the exclusive worldwide rights to commercialize such pressure sensor system in a limited field, and CardioMEMS is willing to grant such rights under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

fifty percent (50%) of the voting securities or other ownership interest of entity, or the possession, directly or indirectly, of the power to direct the management or policies of the entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Back-Up Manufacturing Right” shall mean Medtronic’s right to practice the license granted pursuant to Section 2.1(b), which is expressly conditioned upon the occurrence of a Triggering Event, as set forth in Section 2.4.

1.3 “Bundled Product” means products (including one or more Medtronic Licensed Products) that are either (a) packaged together for sale or shipment as a single unit or (b) sold together in a kit.

1.4 “Change of Control” shall have the meaning set forth in the Supply Agreement.

1.5 “CardioMEMS Intellectual Property” means all Intellectual Property (including CardioMEMS’ interest in the Jointly Owned Intellectual Property) Controlled by CardioMEMS on or after the Effective Date that is related to or useful with the Technology. CardioMEMS Intellectual Property shall specifically include the University Patents.

1.6 “Confidential Information” means all information not publicly known that is disclosed by one party (“Discloser”) to the other party (“Recipient”) during the term of this Agreement (or in contemplation of it), including, without limitation, trade secrets, know-how, and information contained in or relating to designs, specifications, processes, technology, computer programs, products, pricing, costs, finances, personnel, suppliers, customers, markets and business plans (but will not include information specifically excluded below). Disclosures may be made in any manner, including through written documents, magnetic media, electronic transmissions, verbal disclosures, visual presentations, and facility tours. The obligations of this Agreement will apply to all information which the Recipient knows or has reason to know or believe that the Discloser considers to be Confidential Information. Information will be excluded from Confidential Information if it (1) was already rightfully in the possession and control of the Recipient prior to its receipt from the Discloser, (2) is independently derived by the Recipient without use of the Discloser’s Confidential Information, (3) is or becomes a matter

2.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of public knowledge (other than as a result of disclosure by Recipient), or (4) is required to be disclosed under operation of applicable law or regulation provided that the Recipient notifies the Discloser as soon as reasonably possible in order for the Discloser to take action to protect the Discloser’s Confidential Information.

1.7 “Control” means, with respect to Intellectual Property, (a) owning or having a license to such intellectual property right and (b) having the ability to grant to the other Party a license or sublicense (as applicable) to such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such license or sublicense.

1.8 “Development Program” means the collaborative development program to be conducted by the Parties in accordance with the Work Plan with the goal of developing the Technology as described in Article 3.

1.9 “Exclusivity Period” has the meaning set forth in Section 2.1(c).

1.10 “Field” means wired diagnostic and/or therapeutic applications to address impaired cardiac function and/or hypertension, which wired diagnostic and/or therapeutic applications involve the use of sensors incorporated within implantable leads, which sensors are powered and sensed through the lead wire and are connected to active/battery powered implantable devices. Notwithstanding anything the contrary elsewhere in this Agreement, wireless sensing applications, including without limitation, CardioMEMS’ contemplated wireless congestive heart failure sensing product, shall be excluded from the Field.

1.11 “Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues,

3.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States or of any other country; (b) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, concepts, know-how, manufacturing and development information, data resulting or derived from research activities, inventions, invention disclosures, unpatented blue prints, drawings, specifications designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and related information; (c) copyrights, whether or not registered, and any non-registered copyright to any writings and other copyrightable works of authorship, including source code, object code, documentation (whether or not released), and databases; (d) integrated circuit topographies and mask works; (e) features of shape, configuration, pattern or ornament; and (f) registrations of, and applications to register, any of the foregoing with any governmental entity and any renewals or extensions thereof and all other rights to any of the foregoing.

1.12 “Knowledge” References to “CardioMEMS’ knowledge” or “knowingly” mean the actual knowledge of CardioMEMS’ management personnel and the knowledge which such persons could have obtained if they had made the due inquiry and exercised the due diligence that a prudent business person would have made or exercised with respect to the management of his or her business affairs. Notwithstanding the foregoing, such duty of due inquiry and due diligence may be limited in this Agreement, in whole or in part, by express language to such effect.

1.13 “Medtronic Device” means any Medtronic Licensed Product other than a Medtronic Lead. For clarity, the Parties contemplate that a Medtronic Device will consist of an active/battery powered implantable device that includes at least one implantable lead that is a Medtronic Licensed Product. If any Medtronic Device includes more than one implantable lead, then these additional implantable leads shall not be treated as Medtronic Leads for the purpose of calculating royalties nor otherwise generate a royalty separate from whatever royalty may be due on such Medtronic Device under this Agreement.

4.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14 “Medtronic Lead” means a Medtronic Licensed Product consisting of an implantable lead designed to be connected to an active/battery powered implantable device but sold separately from such device.

1.15 “Medtronic Licensed Product” means any device or system (other than the Supply Deliverables) that utilizes or otherwise incorporates any aspect of the CardioMEMS Intellectual Property.

1.16 “Net Sales” of Medtronic Licensed Products with respect to a particular period means the amounts that Medtronic, or its Affiliates or sublicensees receives from unrelated Third Parties for sales of Medtronic Licensed Products during such period, reduced by the following amounts, to the extent actually incurred or allowed with respect to such sales of Medtronic Licensed Products: (a) credits actually given in connection with retroactive price reductions (subject to Section 4.3), discounts, allowances or repayments as a result of returns, defects, or rejections; (b) sales, use, occupation, excise and turnover taxes and customs duties imposed directly on and actually paid by Medtronic or its sublicensees and included therein; and (c) freight, duty or insurance included therein, if separately itemized on the invoice to the customer, all of the foregoing calculated in accordance with United States Generally Accepted Accounting Principles consistently applied across Medtronic’s organization.

When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into United States dollars using the methodology used by Medtronic, applied consistently across Medtronic’s product lines. Medtronic shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

If Medtronic, its Affiliates, or its sublicensees receive non-cash consideration or no consideration for Medtronic Licensed Product sold or otherwise transferred to an unrelated Third Party, the Net Sales for such Medtronic Licensed Product shall be deemed to be the greater of (a) the fair market value, on the date of the transfer, of any such non-cash consideration, or (b) the gross invoice price that Medtronic or its sublicensee (as applicable) currently charges unrelated Third Parties for such Medtronic Licensed Product, in either case reduced by any applicable amounts in subsections (a) through (c) above.

5.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.17 “Responsible Executive” means the Chief Executive Officer of the applicable Party, or another senior executive officer of such Party who has been duly appointed by the CEO to act as the representative of the Party.

1.18 “Royalty Cap” means Twenty-Five Million Dollars or such lesser amount as provided in Section 3.4(b)(iii).

1.19 “Royalty Period” means the period commencing on the Effective Date and ending on the earliest of (a) the expiration of the last to expire patent in the CardioMEMS Intellectual Property; (b) twenty (20) years after completion of the Development Program; (c) the end of the Exclusivity Period.

1.20 “Supply Agreement” means that certain Supply Agreement by and between CardioMEMS and Medtronic, of even date herewith.

1.21 “Supply Deliverables” has the meaning set forth in the Supply Agreement.

1.22 “Supply Failure” means any failure to deliver (without regard to force majeure) to Medtronic by the requested delivery date at least [*] of the amount of Supply Deliverables ordered by Medtronic under the Supply Agreement, calculated on an [*] basis in accordance with the following sentence. The [*] threshold shall be determined on a rolling basis by comparing the number of units of Supply Deliverables specified in orders accepted or deemed accepted by CardioMEMS in accordance with the Supply Agreement during the most recent [*] period to the amount of Supply Deliverables delivered by CardioMEMS and accepted or deemed accepted by Medtronic in accordance with the Supply Agreement in the same [*] period; provided, however, that for the [*] following the first scheduled delivery date set forth in an order accepted or deemed accepted in accordance with the Supply Agreement, any failure by CardioMEMS to deliver to Medtronic by the requested delivery date at least [*] of the amount of Supply Deliverables ordered by Medtronic under the Supply Agreement, calculated on a [*] basis, for [*] in such [*] period shall constitute a Supply Failure.

6.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.23 “Technology” has the meaning set forth in Section 3.1.

1.24 “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.25 [*]

1.26 “University Patents” shall mean all Intellectual Property rights licensed to CardioMEMS under the University Licenses.

1.27 “Work Plan” has the meaning set forth in Section 3.2.

ARTICLE 2

LICENSE GRANT

2.1 License to Medtronic.

(a) License. Subject to the terms and conditions of this Agreement, CardioMEMS hereby grants to Medtronic: (i) a royalty-bearing, worldwide license, with the rights to sublicense as provided in Section 2.3, under the CardioMEMS Intellectual Property (other than the University Patents) to research, develop, make, have made, use, sell, offer to sell, have sold, distribute, have distributed, import, or have imported Medtronic Licensed Products solely in the Field; and (ii) a royalty-bearing, worldwide sublicense, with the rights to further sublicense as provided in Section 2.3, under the University Patents to research, develop, make, have made, use, sell, offer to sell, have sold, distribute, have distributed, import, or have imported Medtronic Licensed Products solely in the Field; provided that, for so long as CardioMEMS is obligated to exclusively supply, and is supplying, the Supply Deliverables to Medtronic under the Supply Agreement, the Medtronic Licensed Products shall incorporate the Supply Deliverables.

(b) Supply Deliverable License. Subject to Section 2.4 and all other terms and conditions of this Agreement, CardioMEMS hereby grants to Medtronic an royalty-free, worldwide license, with the rights to sublicense as provided in Section 2.3, under the

7.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CardioMEMS Intellectual Property solely to make or have made Supply Deliverables solely for use in the Field as part of Medtronic Licensed Products, to sell Supply Deliverables solely as part of Medtronic Licensed Products, and to use and import Supply Deliverables in connection therewith.

(c) Exclusivity. The license set forth in Section (a) (the “License”) shall be exclusive (even as to CardioMEMS, subject to Section 2.3) until the date on which that cumulative royalties paid by Medtronic to CardioMEMS pursuant to Section 4.2 reaches the Royalty Cap and non-exclusive thereafter. Notwithstanding the foregoing, (i) the License may become non-exclusive earlier than set forth in the foregoing sentence if Medtronic fails to file for and/or to obtain FDA approval for a Medtronic Licensed Product as described in Section 3.5, and (ii) CardioMEMS shall have the right, at CardioMEMS’ election, to convert the License from exclusive to co-exclusive any time after the second anniversary of the first commercial sale of a Medtronic Licensed Product in the United States; and (iii) solely in the event that the first commercial sale of a Medtronic Licensed Product in the United States has not occurred by the first anniversary of the first receipt of a clearance/approval from the FDA for a Medtronic Licensed Product, CardioMEMS shall have the right, at CardioMEMS’ election, to convert the License from exclusive to co-exclusive any time after the second anniversary of the first receipt of a clearance/approval from the FDA for a Medtronic Licensed Product. For clarity, under a “co-exclusive” License, both CardioMEMS and Medtronic shall have full rights under the CardioMEMS Intellectual Property to perform the activities in the Field permitted by the License, but neither Party shall have the right to sublicense such rights (except that (i) Medtronic shall have the right to sublicense such rights to its Affiliates who agree in writing to be bound by the same terms and conditions of this Agreement as Medtronic; and (ii) any existing sublicenses granted by Medtronic to Third Parties before the conversion of the License to co-exclusive shall remain in effect) without the prior written consent of the other Party. The period during which the License is exclusive (i.e. commencing on the Effective Date and ending upon conversion of License to non-exclusive or co-exclusive as provided hereunder) shall be referred to herein as the “Exclusivity Period.” The license set forth in Section 2.1(b) shall be exclusive, co-exclusive or non-exclusive (as the case may be) to the same extent as the License.

8.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2 Sublicensing. Subject to Section 2.1(c), Medtronic shall have full rights to grant sublicenses to Third Parties through multiple tiers under any of the rights granted in Section 2.1. Any agreement sublicensing any CardioMEMS Intellectual Property shall expressly state that such sublicensee has no rights to the CardioMEMS Intellectual Property outside the Field, and Medtronic shall promptly notify CardioMEMS in the event that any member of the senior management of the Cardiac Rhythm Management division of Medtronic becomes aware of any such sublicensee practicing the CardioMEMS Intellectual Property outside the Field.

2.3 Retained Rights. Notwithstanding the foregoing and without limiting any other retained rights, the licenses granted in Section 2.1 shall be expressly subject to the retained right of CardioMEMS to use and practice the CardioMEMS Intellectual Property outside the Field. Further, CardioMEMS retains sufficient rights under the CardioMEMS Intellectual Property for CardioMEMS to manufacture (or have manufactured) Supply Deliverables and supply such Supply Deliverables to Medtronic in accordance with the terms and conditions of the Supply Agreement.

2.4 Triggering Event. Medtronic shall not exercise its rights under the license granted in Section 2.1(b) to manufacture or have manufactured Supply Deliverables (or grant any sublicense under such license) unless and until a Triggering Event occurs. For purposes of this Section 2.4, a Triggering Event shall be any of the following: (a) a Supply Failure; (b) CardioMEMS fails to comply with Section 2.10 of the Supply Agreement; (c) Medtronic terminates the Supply Agreement in accordance with Section 9.2 of the Supply Agreement; (d) CardioMEMS terminates the Supply Agreement in accordance with Section 9.4 of the Supply Agreement; (e) CardioMEMS terminates the Supply Agreement in accordance with Section 9.6 of the Supply Agreement; (f) the occurrence of the force majeure affecting CardioMEMS’ performance under the Supply Agreement, as described in Section 10.10 of the Supply Agreement; or (g) Medtronic terminates the Supply Agreement in accordance with Section 9.4 of the Supply Agreement. Upon the occurrence of a Triggering Event, CardioMEMS agrees to promptly provide Medtronic (or its designee) with access to manufacturing specifications, know-how, trade secrets, software, and other items as is reasonably necessary to commence or continue commercial manufacture of the Supply Deliverables, and shall provide

9.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such technical assistance as Medtronic may reasonably require. CardioMEMS shall not be obligated to transfer any manufacturing equipment, tooling, or other tangible assets or materials to Medtronic, unless the Parties mutually agree otherwise. In addition, CardioMEMS will promptly take action (including without limitation termination or waiver of exclusivity obligations) to provide Medtronic access to vendors that have provided goods or services in connection with supplying Supply Deliverables to Medtronic. In the event of the occurrence of a [*] under [*], [*] shall [*] by [*] in [*]. In the event of the occurrence of a [*] under [*], [*] shall [*] by [*] in [*].

2.5 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any Intellectual Property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under the Agreement.

2.6 Maintain Licenses in Force. CardioMEMS shall comply with all of the provisions of, and shall maintain in full force and effect for the maximum duration thereof as defined in the current contractual provisions thereof, all license agreements with Third Parties pursuant to which CardioMEMS is licensee of CardioMEMS Intellectual Property, including without limitation the licenses relating to the University Patents. CardioMEMS shall promptly notify Medtronic if any such Third Party licensor alleges any breach by CardioMEMS of any such license agreement. If it is reasonable for Medtronic to do so under the circumstances, Medtronic shall be entitled, but not obligated, to cure any alleged breach by CardioMEMS of such license agreement and shall be entitled to indemnification from CardioMEMS pursuant to Section 8.1. CardioMEMS shall have the right, but not the obligation to file, prosecute, and maintain, all patents and patent applications in the CardioMEMS Intellectual Property covering applications within the Field (other than with respect to Jointly Owned Intellectual Property which shall be subject to Article 5 of this Agreement), which activities shall be at CardioMEMS’ expense. In the event that CardioMEMS wishes to abandon any such patent or patent application, it shall notify Medtronic sufficiently in advance to permit Medtronic to maintain such patent or patent application without a loss of rights and Medtronic shall have the right, but not the obligation, to maintain such CardioMEMS Intellectual Property in full force and effect at its expense. CardioMEMS also agrees that it shall not transfer any of its rights, title or interest in

10.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the CardioMEMS Intellectual Property to any third party without first notifying such third party of Medtronic’s rights under this Agreement and obtaining such third party’s express agreement to assume CardioMEMS’ obligations under this Agreement. For any [*] to [*] after [*] that is [*] or [*], CardioMEMS shall [*] to [*] to [*] such [*] to [*] in the [*] and the [*] for [*] to further [*] such [*] in accordance with [*].

2.7 Escrow Agreement. CardioMEMS and Medtronic shall enter into an escrow agreement within [*] days of the Effective Date under which CardioMEMS shall deposit into escrow copies of information regarding [*] of the [*] sufficiently [*] to allow [*] with [*] in the [*] of [*] using [*] to [*] the [*]. The specific information to be deposited into escrow shall be determined by the Management Committee described in the Work Plan and shall include, at a minimum, [*]. CardioMEMS shall deposit such information into escrow promptly after it is completed, known or becomes available and shall update such information as appropriate. The escrow agreement shall provide for (a) resolution of disputes concerning the occurrence of a Triggering Event by a neutral arbitrator or arbitral panel and (b) release of such data and materials to Medtronic in the event of a Triggering Event whose occurrence is not [*] or has been [*].

2.8 [*]. CardioMEMS hereby covenants that, within one [*], it shall obtain and deliver to Medtronic [*] from [*], substantially in the form set forth on Exhibit C (“[*]”). Failure by CardioMEMS to obtain and deliver either of the [*] by such date shall be considered a material breach of the Development Program and of this Agreement. If any payment is required to be made to either [*] in order for Medtronic to exercise a [*], then promptly after obtaining a [*] requiring a [*], CardioMEMS shall escrow [*] of such [*]. If Medtronic wishes to exercise a [*], then CardioMEMS shall transfer the respective escrowed amount to [*], as the case may be, and Medtronic shall be entitled to indemnification from CardioMEMS for the remaining amount of any such [*] pursuant to Section 8.1. Medtronic [*], and shall not unreasonably reject, condition, or delay its acceptance of the [*] delivered by CardioMEMS hereunder. CardioMEMS’ obligation under this Section 2.8 to escrow [*] of [*] shall cease upon (a) the closing of the first firm commitment underwritten public offering by CardioMEMS of its capital stock registered under the Securities Act of 1933, as amended, in which the per share price is at

11.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

least [*] (as adjusted for stock splits, dividends, recapitalizations and the like after the date hereof) and the gross proceeds to CardioMEMS are at least [*]; (b) a Change of Control of CardioMEMS following which any entity listed on Exhibit D of the Supply Agreement (or any successor to such entity) is an Affiliate or successor in interest of CardioMEMS; or (c) with respect to a particular [*], the completion of all of CardioMEMS’ [*] in the [*] with the [*] to which such [*] would be owed. For the purpose of this Section 2.8, [*] shall mean CardioMEMS’ obligations under [*] of the [*] and [*] of the [*].

2.9 [*]

ARTICLE 3

DEVELOPMENT PROGRAM

3.1 Project Scope. CardioMEMS and Medtronic will work together to adapt CardioMEMS’ microelectromechanical systems (“MEMS”) pressure sensor technology for use as a pressure sensor system capable of working via Medtronic’s implantable leads and devices. The pressure sensor system to be developed by the Parties under this Agreement shall be referred to herein as the “Technology.” During the Exclusivity Period, CardioMEMS shall develop the Technology for use within the Field exclusively with Medtronic.

3.2 Work Plan. A work plan, which is attached hereto as Exhibit A (“Work Plan”), describes in more detail the development efforts, management structure, and individual responsibilities (including allocation of costs) associated with the Development Program. The Work Plan may be amended from time to time as described in the Work Plan. Each Party agrees to use commercially reasonable efforts to carry out its responsibilities under the Work Plan. In the event of any inconsistency between the Work Plan and this Agreement, the terms of this Agreement shall prevail.

3.3 Clinical Development. During the term of this Agreement, Medtronic shall have overall control and responsibility, at its sole expense and discretion, for the clinical and regulatory development of Medtronic Licensed Products in the Field, including without limitation all human clinical trials involving the Medtronic Licensed Products in the Field and

12.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the preparation and filing of all regulatory filings related thereto. CardioMEMS agrees to use commercially reasonable efforts at its own expense to assist Medtronic in such clinical and regulatory efforts relating to Medtronic Licensed Products in the Field; provided, however, that Medtronic shall reimburse CardioMEMS for any material costs incurred by CardioMEMS as a result of such assistance. Medtronic shall have exclusive ownership of all data, including but not limited to clinical data, related to any Medtronic Licensed Product associated with the Development Program. CardioMEMS shall grant Medtronic a right of right of reference to CardioMEMS’ regulatory filings, which shall survive termination of this Agreement. Medtronic shall keep CardioMEMS reasonably informed regarding the progress and results of any clinical and regulatory development activities relating to the Medtronic Licensed Product to the degree CardioMEMS is required to meet its reporting obligations to Third Parties under agreements licensing CardioMEMS Intellectual Property to CardioMEMS.

3.4 Termination of Development Program.

(a) By CardioMEMS.

(i) For Convenience. CardioMEMS may elect at any time to terminate its involvement in the Development Program by providing Medtronic with [*] days prior written notice of such election. Such termination shall have the effect set forth in Section 3.4(b)(iii).

(ii) Change of Control. If any entity listed on Exhibit D of the Supply Agreement (or any successor to such entity) is an Affiliate or successor in interest of CardioMEMS following such Change of Control, then during the [*] days following the date that CardioMEMS notifies Medtronic of a Change of Control, CardioMEMS shall have the right, at its sole discretion, to terminate its involvement in the Development Program effective [*] days after delivery of written notice to Medtronic or its successor in interest. Such termination shall have the effect set forth in Section 3.4(b)(iii).

(b) By Medtronic.

13.

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(i) Medtronic shall have the right, at its sole discretion, to terminate its involvement in the Development Program if CardioMEMS materially breaches any term of this Agreement which breach is not cured within [*] days after CardioMEMS is notified in writing of such breach. Such termination shall have the effect set forth in Section 3.4(b)(iii).

(ii) CardioMEMS shall immediately notify Medtronic in writing upon the occurrence of a Change of Control. If any entity listed on Exhibit D of the Supply Agreement (or any successor to such entity) is an Affiliate or successor in interest of CardioMEMS following such Change of Control, then during the [*] days following the date of such notification, Medtronic shall have the right, at its sole discretion, to terminate its involvement in the Development Program effective [*] days after delivery of written notice to CardioMEMS or its successor in interest. Such termination shall have the effect set forth in Section 3.4(b)(iii).

(iii) In the event Medtronic terminates its involvement in the Development Program under Section 3.4(b)(i) or 3.4(b)(ii) above, or CardioMEMS terminates its involvement in the Development Program under Section 3.4(a)(i) or 3.4(a)(ii) above, then this Agreement shall continue in full force and effect with the License maintained as exclusive. Additionally: (1) Medtronic shall have no obligation to pay any milestone payments under Section 4.1 with respect to events occurring after the effective date of Medtronic’s or CardioMEMS’ termination of its involvement in the Development Program; (2) the materials in escrow, if any, shall be released to Medtronic and, at the request of Medtronic, CardioMEMS shall promptly provide to Medtronic all materials and tangible manifestations of information then in CardioMEMS’ possession (without any duty to update or provide consulting services) that arose out the Development Program or were used by CardioMEMS in connection with the Development Program, (3) the duration of the Exclusivity Period shall continue to be governed by Section 2.1(c), except that CardioMEMS shall have the right, at CardioMEMS’s election, to convert the License from exclusive to co-exclusive any time after the [*] year anniversary of the Effective Date (or such later date as provided in Section 3.5(c)); and (4) the parties’ covenants and obligations under Sections 3.1, 3.2 and 3.3 shall immediately terminate. Furthermore, in the event CardioMEMS terminates its involvement in the Development Program under Section

14.

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3.4(a)(i), Medtronic shall have the right, at Medtronic’s election, to have the Royalty Cap immediately and automatically reduced to a figure equal to [*] (measured as of the effective date of CardioMEMS’ termination of its involvement in the Development Program). Medtronic shall reimburse CardioMEMS for its reasonable expenses in providing the information and materials under Section 3.4(b)(iii)(2) if Medtronic terminates its involvement in the Development Program under Section 3.4(b)(ii) above. Notwithstanding any of the above, Medtronic may also elect at any time to terminate its involvement in the Development Program by terminating this Agreement (including the License) pursuant to Section 9.3.

3.5 Diligence.

(a) If Medtronic does not submit to the FDA a clearance/approval application relating to a Medtronic Licensed Product on or before the Submission Deadline (as defined below), the License shall immediately and automatically become non-exclusive after the Submission Deadline. For the purpose of this Agreement, “Submission Deadline” shall mean the date that is (i) [*] after the achievement of the milestone set forth in Section 4.1(c), or (ii) solely in the event that the Development Program is terminated pursuant to Section 3.4 prior to achievement of such milestone, [*] after the Effective Date. Notwithstanding the foregoing, Medtronic may extend, on a quarter-by-quarter basis, the Submission Deadline by [*] a [*] to [*] on or before [*]. [*] may [*] for up to [*], and [*] upon [*] to [*] or at the end of [*] if Medtronic has not submitted to the FDA such clearance/approval application relating to a Medtronic Licensed Product by the end of the Submission Deadline, as extended.

(b) If Medtronic does not obtain from the FDA a clearance/approval for a Medtronic Licensed Product on or before the Approval Deadline, the License shall immediately and automatically become non-exclusive after the Approval Deadline. For the purpose of this Agreement, “Approval Deadline” shall mean the date that is (i) [*] after the achievement of the milestone set forth in Section 4.1(c), or (ii) solely in the event that the Development Program is terminated pursuant to Section 3.4 prior to achievement of such milestone, [*] after the Effective Date; provided, however, that the Approval Deadline shall be automatically extended to the extent such clearance/approval is delayed as a direct result of any delays in Medtronic receiving from CardioMEMS information that CardioMEMS is obligated to provide under this Agreement

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and that is necessary for obtaining FDA clearance/approval. Notwithstanding the foregoing, Medtronic may extend, on a quarter-by-quarter basis, the Approval Deadline by [*] a [*] to [*] on or before [*]. [*] may [*] for up to [*], and [*] upon [*] to [*] or at the end of [*] if Medtronic has not obtained from the FDA such clearance/approval application relating to a Medtronic Licensed Product by the end of the Submission Deadline, as extended.

(c) Any quarterly extension of the Submission Deadline obtained by Medtronic as set forth in Section 3.5(a) shall automatically extend the Approval Deadline by an additional quarter, but only for the first [*] quarterly extensions under 3.5(a). Thereafter, any quarterly extension of the Submission Deadline under Section 3.5(a) shall [*] the Approval Deadline, and any quarterly extension of the Approval Deadline under Section 3.5(b) shall [*] the Submission Deadline; provided, however, that any quarterly extension of the Submission Deadline that would have the effect of moving the Submission Deadline to a later date than the Approval Deadline shall also cause an automatic quarterly extension of the Approval Deadline. If the Development Program is terminated pursuant to Section 3.4, any extension of the Approval Deadline under this Section 3.5 shall automatically extend the [*] year anniversary date in Section 3.4(b)(iii)(3) by the same amount.

(d) CardioMEMS sole remedy for Medtronic’s failure to submit to the FDA the clearance/approval application under Section 3.5(a) by the Submission Deadline, or its failure to obtain from the FDA the clearance/approval under Section 3.5(b) by the Approval Deadline shall be the conversion of the License from exclusive to non-exclusive.

ARTICLE 4

COMPENSATION

4.1 Milestone Payments. Medtronic shall pay CardioMEMS up to a total of Three Million Dollars ($3,000,000) upon the achievement of certain development-related milestones, as follows:

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(a) Medtronic shall pay [*] to CardioMEMS within fifteen (15) days after the later of: [*]. Such payment shall be non-refundable and non-creditable. The milestone event set forth in this Section 4.1(a) shall be deemed to have been met if Medtronic initiates or permits CardioMEMS to initiate work under Phase 2 of the Work Plan

(b) Medtronic shall pay [*] to CardioMEMS within fifteen (15) days after the later of: [*]. Such payment shall be non-refundable and non-creditable. The milestone event set forth in this Section 4.1(b) shall be deemed to have been met if Medtronic initiates or permits CardioMEMS to initiate work under Phase 3 of the Work Plan

(c) Medtronic shall pay [*] to CardioMEMS within fifteen (15) days after the later of [*]. Such payment shall be non-refundable and non-creditable. The milestone event set forth in this Section 4.1(c) shall be deemed to have been met if Medtronic initiates human clinical testing.

4.2 Royalty. For every Medtronic fiscal quarter until the end of the Royalty Period, Medtronic shall pay to CardioMEMS royalties on Net Sales of Medtronic Licensed Products equal to:

(a) [*] of Net Sales for such quarter for Medtronic Leads, but in no event less than [*] for each Sensor included in such Medtronic Leads; and

(b) [*] of Net Sales for such quarter for Medtronic Devices, but in no event less than [*] for each Sensor included in such Medtronic Devices.

For the purpose of this Section 4.2, “Sensor” shall mean a single MEMS sensor that utilizes or otherwise incorporates any aspect of the CardioMEMS Intellectual Property. No more than one (1) payment calculated in accordance with Section 4.2 shall be paid on any single Medtronic Licensed Product even though such Medtronic Licensed Product, including its manufacture, sale or use, may be covered by more than one aspect of the CardioMEMS Intellectual Property. Furthermore, for any particular Medtronic Licensed Product for which a royalty is due, such royalty shall be calculated in accordance with Section 4.2(a) or 4.2(b), as appropriate, but in no

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event shall a royalty be generated under both 4.2(a) and 4.2(b) for any Medtronic Licensed Product or component thereof.

4.3 Bundled Products. Subject to the provisions of this Section 4.3, Medtronic may, at its option, include any Medtronic Licensed Product as a part of a Bundled Product. If Medtronic, its Affiliates or sublicensees sells at a single price or rate, a Bundled Product that includes a Medtronic Licensed Product as well as other products, not all of which if sold individually would be Medtronic Licensed Products, then “Net Sales” with respect to such sales of such Bundled Products shall equal the total sales price of the Bundled Product multiplied by the fraction equal to one (1) minus A/B, where A is the total average selling prices, when separately sold, of the products included in the Bundled Product that are not Medtronic Licensed Products, and B is the total of the average selling prices, when separately sold, of the Medtronic Licensed Products and each of the other products included in the Bundled Product. If the above fraction cannot be determined because a product in the Bundled Product is not sold separately, then the “Net Sales” for the purpose of determining the royalty due for such Bundled Product shall be determined by the Parties in good faith on the basis of the fair market values of the different products included in the Bundled Product.

4.4 Reports. Medtronic shall report to CardioMEMS, within [*] days after the end of each Medtronic fiscal quarter, (a) the total sales volume of Medtronic Leads and Medtronic Devices sold by Medtronic or its sublicensees in such quarter, (b) Net Sales of Medtronic Leads in such quarter, and (c) Net Sales of Medtronic Devices in such quarter. Medtronic shall also include in such report a calculation of the royalty due to CardioMEMS under Section 4.2 and shall pay such royalty at the time of providing the report. For clarity, Medtronic shall also pay at the same time any bonus payment due to CardioMEMS in accordance with Section 5.3 of the Supply Agreement.

4.5 Records. Medtronic shall keep complete and accurate records for a period of at least [*] years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Medtronic Licensed Product sold or otherwise disposed of in sufficient detail to enable royalties payable to CardioMEMS hereunder to be determined. Medtronic further agrees to permit its books and records to be examined upon reasonable notice

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during normal business hours by an independent accounting firm selected by CardioMEMS, solely to verify reports provided for in Section 4.4. Such accounting firm shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Unless CardioMEMS obtains the prior written consent of Medtronic, such accounting firms must be selected from among the four largest U.S. accounting firms. Such audit shall not be performed more frequently that once per calendar year nor more frequently than once with respect to records covering any specific period of time. Such examination is to be made at the expense of CardioMEMS, except in the event that the results of the audit reveal an underpayment by Medtronic of [*] or more over the period being audited, in which case the reasonable, documented expenses incurred by CardioMEMS in connection with such examination shall be paid by Medtronic. Medtronic shall in any event promptly remedy any underpayment revealed by any such audit.

4.6 Method of Payment. All payments due to CardioMEMS under this Agreement shall be paid in Dollars by wire transfer to a bank in the U.S. designated in writing by CardioMEMS.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Inventions. Any Intellectual Property developed, created, conceived, or reduced to practice solely by CardioMEMS employees or agents shall be exclusively owned by CardioMEMS. Any Intellectual Property developed, created, conceived, or reduced to practice solely by Medtronic employees or agents shall be exclusively owned by Medtronic.

5.2 Joint Inventions. Any Intellectual Property that (a) relates specifically to the Technology and (b) is developed, created, conceived, or reduced to practice during the Development Program jointly by at least one CardioMEMS employee or agent and at least one Medtronic employee or agent (collectively, the “Jointly Owned Intellectual Property”) shall be jointly owned by CardioMEMS and Medtronic. The Parties’ rights and obligations with respect to Jointly Owned Intellectual Property worldwide shall be governed by the principles set

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forth in United States patent law with respect to jointly owned inventions, except as otherwise provided in this Agreement or agreed in writing by the Parties.

5.3 Patent Prosecution.

(a) Subject to Section 5.3(b), each Party shall be solely responsible, at is expense, for the prosecution and maintenance of all patents and patent applications owned by such Party.

(b) Medtronic, at its expense, shall have the first right (but not the obligation) to file, prosecute and maintain any patents or patent applications in the Jointly Owned Intellectual Property (“Joint Patents”). Medtronic shall reasonably consult with CardioMEMS with respect to the preparation, prosecution, and maintenance of such patent applications and patents and shall provide CardioMEMS sufficient opportunity (unless in its commercially reasonable judgment the time for response is too short to provide CardioMEMS such an opportunity) to comment on any material document that Medtronic intends to file or to cause to be filed with the relevant intellectual property or patent office. Notwithstanding the foregoing, Medtronic shall retain the right to determine strategy with respect to such filings or other appropriate actions in its sole and complete discretion. Medtronic shall deliver to CardioMEMS copies of all documents materially related to such prosecution efforts. If Medtronic decides not to continue the prosecution or maintenance of any Joint Patent, it shall notify CardioMEMS sufficiently in advance to permit CardioMEMS to undertake such prosecution and maintenance without a loss of rights. Following such notice, CardioMEMS may, in its sole discretion, take over the prosecution and maintenance of such Joint Patent.

(c) At the request of the Party performing the prosecution and/or maintenance of any Joint Patent under this Section 5.3, the other Party will cooperate, in all reasonable ways, in connection with such prosecution and/or maintenance. Each Party shall make available to the other Party or its authorized attorneys, agents or representatives such of its employees or consultants as the other Party in its reasonable judgment deems necessary in order to assist such other Party with such prosecution and maintenance. Each Party shall sign or use commercially

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reasonable efforts to have signed at no charge to the other Party all legal documents necessary in connection with such prosecution and maintenance.

5.4 Enforcement of Jointly Owned Intellectual Property.

(a) Notice. In the event that either Party becomes aware of any actual or threatened infringement, misappropriation, or other unauthorized use (“Infringement”) of the Jointly Owned Intellectual Property, such Party shall promptly notify the other Party (the “Notice”) and the Parties shall confer in good faith regarding the most appropriate actions to take with respect to such Infringement.

(b) Enforcement by Medtronic. Unless the Parties otherwise agree in writing, Medtronic shall have the first right, but not the obligation, to take action against any person or entity Infringing the Jointly Owned Intellectual Property (including conducting a defense against any counter-claim or cross-claim that may be brought in any pending litigation), in its own name, under its sole control (subject to Section 5.4(d)).

(c) Enforcement by CardioMEMS. In the event Medtronic chooses not to take action with respect to an Infringement of the Jointly Owned Intellectual Property, CardioMEMS shall have the right to institute such suit or take other appropriate action (including conducting a defense against any counter-claim or cross-claim that may be brought in any pending litigation) in its own name, under its sole control (subject to Section 5.4(d)).

(d) Cooperation; Settlement. Regardless of which Party (the “Initiating Party”) brings an action under this Section 5.4, the other Party (the “Non-Initiating Party”) agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Jointly Owned Intellectual Property which may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue the action for Infringement. Neither Party may settle any action brought under this Section 5.4, or take any other action in the course

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thereof, that materially adversely affects the other Party’s interest in the Jointly Owned Intellectual Property, without the written consent of such other Party, such consent not to be unreasonably withheld.

(e) Costs; Allocation of Recovery. The costs and expenses of conducting any Infringement suit brought under this Section 5.4 shall be borne solely by the Initiating Party, unless there is a separate written agreement to share costs between the Parties. Any damages or monetary awards recovered as a result of an Infringement action initiated under this Section 5.4, whether by settlement or otherwise (in each case, a “Recovery”), shall first be applied to all out-of-pocket costs and expenses incurred by the Initiating Party in connection therewith, including reasonable attorneys fees, and then applied to all out-of-pocket costs and expenses incurred by the Non-Initiating Party in connection therewith, including reasonable attorneys fees. If Medtronic is the Initiating Party, then Medtronic shall receive [*] of any remaining Recovery, and CardioMEMS shall receive [*] of any remaining Recovery. If CardioMEMS is the Initiating Party, CardioMEMS shall receive [*] of any remaining Recovery, and Medtronic shall receive [*] of any remaining Recovery.

5.5 Infringement of Third Party Rights.

(a) Joint Conference. In the event that the manufacture, use or sale of a Medtronic Licensed Product or any other activity of a Party that is covered by the CardioMEMS Intellectual Property, becomes the subject of a claim, action or allegation of infringement of a patent of a Third Party, or infringement or misappropriation of any other proprietary right of Third Party, anywhere in the world (a “Third Party Claim”), and without regard to which Party is subject to such Third Party Claim, and the venue thereof, the Parties shall promptly confer to discuss the Third Party Claim and discuss a course of action.

(b) Separate Defense. Unless the Parties otherwise agree, Medtronic shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against Medtronic and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that Medtronic shall not enter into any settlement that adversely affects CardioMEMS’ rights or interests in the CardioMEMS Intellectual Property or the Jointly

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Owned Intellectual Property without CardioMEMS’ written consent, such consent not to be unreasonably withheld. Unless the Parties otherwise agree, CardioMEMS shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against CardioMEMS and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that CardioMEMS shall not enter into any settlement that adversely affects Medtronic’s rights or interests in the CardioMEMS Intellectual Property or the Jointly Owned Intellectual Property without Medtronic’s written consent, such consent not to be unreasonably withheld.

(c) Participation Right; Cooperation. The non-defending Party shall reasonably cooperate with the Party conducting the defense of a Third Party Claim. With respect to any suit being defended by a Party under this Section 5.5, the non-defending Party shall at all times have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party pursuant to this Agreement.

6.2 Authorized Disclosure. Notwithstanding the limitations in this Article 6, either Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in complying with applicable laws or regulations or valid court orders, provided that prior to such disclosure the Party gives, except where impracticable or not permitted, reasonable advance notice to the other Party of such disclosure and uses commercially reasonable efforts to limit disclosure to the minimum required to comply with such law,

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regulation, or order. In addition, either Party may disclose the terms of this Agreement to investors and potential investors, strategic partners and potential strategic partners, potential acquirers, or merger candidates who agree to be bound by confidentiality obligations equivalent in scope to those set forth in this Article 6, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be). After the occurrence of a Triggering Event, Medtronic shall be permitted to disclose CardioMEMS’ Confidential Information (including any information of CardioMEMS’ vendors disclosed by CardioMEMS or its vendors to Medtronic, and specifically any information placed in escrow) on a need-to-know basis to its vendors who are obligated to keep such information confidential pursuant to written agreements with Medtronic, provided that Medtronic causes each of its vendors who is provided access to CardioMEMS’ Confidential Information to comply with Medtronic’s confidentiality and non-use obligations with respect to such Confidential Information as if such vendor were a party hereto.

6.3 Employees; Agents. Each Party may disclose the Confidential Information of the other Party to such Party’s, its Affiliates’, or its sublicensees’ employees, consultants or other agents who have a need to know such Confidential Information and who are bound to obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Medtronic. Medtronic hereby represents and warrants to CardioMEMS that, as of the Effective Date:

(a) Power. Medtronic is duly organized and validly existing under the laws of Delaware and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Medtronic is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; the person executing this Agreement on Medtronic’s behalf has been duly authorized to do so by all requisite corporate action.

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(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Medtronic and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; the execution, delivery and performance of this Agreement by Medtronic does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound; Medtronic is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d) Medtronic will (and will cause its sublicensees to) use, manufacture, market, promote, and sell Medtronic Licensed Products in compliance with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies of the territory or territories, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. Medtronic will (and will cause its sublicensees to) obtain and maintain all government permits, approvals, and/or clearances necessary for the sale of Medtronic Licensed Product during the term of this Agreement.

7.2 Representations and Warranties of CardioMEMS. CardioMEMS hereby represents and warrants to Medtronic that, as of the Effective Date:

(a) Corporate Power. CardioMEMS is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. CardioMEMS is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; the person executing this Agreement on CardioMEMS’ behalf has been duly authorized to do so by all requisite corporate action.

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(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon CardioMEMS and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by CardioMEMS does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. CardioMEMS is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d) Intellectual Property. Subject to licenses granted to Affiliates and/or Third Parties outside the Field: (i) CardioMEMS exclusively owns, or has valid and subsisting exclusive license rights (with the right to sublicense) to, all of the patents and patent applications in the CardioMEMS Intellectual Property, subject to no lien, charge, security interest, mortgage, pledge, restriction, adverse claim or any other encumbrance that would have a material adverse affect on the rights granted to Medtronic hereunder, and (ii) CardioMEMS owns, or has the right to use (with the right to license or sublicense, as the case may be), all of the CardioMEMS Intellectual Property other than the patents and patent applications in the CardioMEMS Intellectual Property, subject to no lien, charge, security interest, mortgage, pledge, restriction, adverse claim or any other encumbrance that would have a material adverse affect on the rights granted to Medtronic hereunder. To CardioMEMS’ knowledge, no current or former stockholder, employee or consultant of CardioMEMS has any rights in or to any of the CardioMEMS Intellectual Property. [*] the patents included within the CardioMEMS Intellectual Property are valid and enforceable and the CardioMEMS Intellectual Property has not been challenged in any judicial or administrative proceeding. CardioMEMS has the rights and authority to enter into this Agreement and to grant the license granted herein. To the best of CardioMEMS’ knowledge, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the CardioMEMS Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with such CardioMEMS Intellectual Property. During the Development Program, CardioMEMS will not knowingly develop Technology that incorporates features, or that is

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produced via methods, that are covered by [*], nor will CardioMEMS knowingly use [*] to develop the Technology, in either case except to the extent that Medtronic is granted a sublicense in the Field under such [*] pursuant to one or more of the license grants set forth in Section 2.1.

(e) There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to CardioMEMS’s knowledge, threatened against CardioMEMS or any of its Affiliates with respect to the CardioMEMS Intellectual Property or the use thereof by CardioMEMS, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country. CardioMEMS has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of Medtronic under this Agreement.

(f) CardioMEMS has made all statutorily required filings, if any, to record its interests and taken reasonable actions to protect its rights in the CardioMEMS Intellectual Property.

7.3 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 7, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. MEDTRONIC MAKES NO WARRANTY OR REPRESENTATION THAT DEVELOPMENT OF A MEDTRONIC LICENSED PRODUCT WILL BE SUCCESSFUL OR THAT SALES REVENUE FROM MEDTRONIC LICENSED PRODUCTS WILL MEET ANY PARTICULAR LEVEL.

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ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by CardioMEMS. CardioMEMS agrees to indemnify, hold harmless, and defend Medtronic and its Affiliates and sublicensees, and their respective directors, officers, employees, representatives and agents (collectively, the “Medtronic Indemnitees”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses arising from a Third Party claim (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”) resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the following (the “CardioMEMS Assumed Liabilities”): (a) the negligence, recklessness or willful misconduct of CardioMEMS or any of its Affiliates, or their respective employees or agents; (b) a breach by CardioMEMS of a representation, warranty, or covenant of this Agreement; or (c) any allegation by a Third Party that, if true, would constitute a breach of a warranty set forth in Section 7.2(d). Notwithstanding the foregoing, CardioMEMS shall not have any obligation to indemnify the Medtronic Indemnitees to the extent that a Claim arises from any Medtronic Assumed Liability.

8.2 Indemnification by Medtronic. Medtronic agrees to indemnify, hold harmless, and defend CardioMEMS and its Affiliates and their respective directors, officers, employees, shareholders, representatives and agents (collectively, the “CardioMEMS Indemnitees”) from and against any Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the following (the “Medtronic Assumed Liabilities”): (a) the negligence, recklessness or willful misconduct of Medtronic or any of its Affiliates, or their respective employees or agents; or (b) a breach by Medtronic of a representation, warranty, or covenant of this Agreement. Notwithstanding the foregoing, Medtronic shall not have any obligation to indemnify the CardioMEMS Indemnitees to the extent that a Claim arises from any CardioMEMS Assumed Liability.

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8.3 Control of Defense. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party except to the extent the indemnifying party has been prejudiced by such failure. Except to the extent that the claim relates to patent rights of the indemnified party, in which case the Parties shall mutually agree on the assumption of defense, the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within [*] days (but in no event less than [*] days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within [*] days (or such shorter period as provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien upon any asset of any indemnified party or of its Affiliates without the consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, and (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld (unless such judgment or settlement is solely for money damages which the indemnifying party has demonstrated an ability to pay or will have no continuing effect in any material respect on the business of the indemnified party). So long as the indemnifying party is reasonably contesting

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any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

ARTICLE 9

TERMINATION.

9.1 Term. The term of this Agreement shall commence upon the Effective Date and continue until terminated in accordance with this Article 9.

9.2 Termination for Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within ten (10) days (in the case of default on any payments due under this Agreement) or sixty (60) days (in all other cases) following written notice from the nonbreaching Party specifying such breach.

9.3 Termination for Convenience. Medtronic shall have the right to voluntarily terminate this Agreement in its entirety upon ninety (90) days’ prior written notice to CardioMEMS.

9.4 Effect of Termination. Except as otherwise expressly provided herein, in the event of termination of this Agreement pursuant to Section 9.2 or Section 9.3, the following shall apply:

(a) all rights and licenses granted by CardioMEMS to Medtronic under this Agreement shall terminate and shall revert to CardioMEMS without further action by either CardioMEMS or Medtronic.

30.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) each Party shall promptly return, or at the other party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination;

(c) each Party shall retain any and all rights or remedies such Party may have in law or in equity, provided that neither Party may claim compensation for lost opportunity, lost profits, or consequential damages arising out of the fact of such early termination; and

(d) Medtronic and its Affiliates and sublicensees shall have the right to import, export, use, offer to sell, sell, resell and otherwise exploit any Medtronic Licensed Product and Supply Deliverables in the Field existing on the date of such termination, provided that royalties are paid to CardioMEMS which would otherwise be payable under the terms of this Agreement.

9.5 Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights of either party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of Medtronic to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement shall survive termination or expiration of this Agreement: Sections 3.3, 4.4, 9.4 and 9.5, and Articles 5, 6, 8, 10, and 11.

9.6 Preservation of Licenses in Bankruptcy.

(a) If CardioMEMS files a petition under bankruptcy laws, or if any involuntary petition shall be filed against CardioMEMS, Medtronic shall be protected in the continued enjoyment of its rights as licensee hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. CardioMEMS shall give Medtronic reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws.

31.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) The CardioMEMS Intellectual Property as well as the license granted herein shall be deemed to be “intellectual property” as that term is defined in 11 U.S.C. Section 101(56) or any successor provision.

ARTICLE 10

GOVERNING LAW; DISPUTE RESOLUTION.

10.1 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Subject to Section 10.1(b), and without limiting the rights of the parties to pursue in any appropriate jurisdiction their respective rights with respect to any judgment obtained in respect hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of any United States court of competent jurisdiction located in the State of Minnesota and/or the state courts located in Anoka County therein to adjudicate any legal action commenced in respect of this Agreement and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 11.4.

(b) Other than as set forth in the Work Plan, any dispute arising under this Agreement shall be referred first to the Responsible Executive of each Party within [*] business days after receipt of a notice from either party specifying the nature of the dispute and referencing this Section. Each Responsible Executive shall make a good faith attempt to begin discussions regarding such dispute in person or by telephone with the other Responsible Executive within [*] business days of a dispute being referred to him or her. The Responsible Executives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The Responsible Executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. Should the Responsible Executives fail to reach agreement

32.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

within [*] days of the initiation of the dispute resolution process (or such longer period as such representatives may agree in writing), then formal proceedings for the resolution of a dispute may be commenced in accordance with Exhibit B hereto. The results of such arbitration proceedings shall be binding upon the parties, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction

10.2 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

ARTICLE 11

GENERAL PROVISIONS.

11.1 Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

11.2 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.3 Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

11.4 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by certified mail, postage prepaid, (c) one (1) business day after being sent by overnight courier, or (d) when received if sent by

33.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

confirmed facsimile, in each case sent to the address or facsimile number set forth below: (or any updated addresses communicated to the other Party in writing)

If to CardioMEMS:	CardioMEMS, Inc. 75 Fifth Street, N.W., Suite 440 Atlanta, GA 30308 Attention: CEO Facsimile: [*]

with a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attention: Frank F. Rahmani, Esq. Facsimile: (650) 849-7400

If to Medtronic:	Medtronic, Inc. World Headquarters 710 Medtronic Parkway, N.E. Minneapolis, MN 55432-5604 Attention: General Counsel FAX: [*]

with a copy to:	Medtronic, Inc. Cardiac Rhythm Management 7000 Central Avenue, N.E. Minneapolis, MN 55432-3576 Attention: Vice President and Senior Legal Counsel, CRM FAX: [*]

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.5 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

11.6 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

11.7 Entire Agreement; Amendment. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement, including without limitation the Confidential Disclosure Agreement between the Parties dated April 27, 2005 and the Confidential Disclosure Agreement between the Parties dated June 24, 2002. All information to be kept confidential under such earlier confidentiality agreement as of the Effective Date shall be maintained as Confidential Information by the receiving Party under the obligations set forth in Article 6 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

11.8 Nonassignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (i) to an Affiliate of such Party or (ii) to its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets of such Party. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

11.9 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes,

35.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

governmental regulation, fire, flood, labor difficulties, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

11.10 Publicity. In the event either party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable SEC rules and regulations) or stock exchange regulation; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties hereto have duly executed this License and Development Agreement as of the Effective Date.

CARDIOMEMS, INC.		MEDTRONIC, INC.

By:	/s/ David R. Stern	By:	/s/ Michael D. Ellwein

Name:	David R. Stern	Name:	Michael D. Ellwein

Title:	President & CEO	Title:	Vice President & Chief Development Officer

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

Work Plan

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

ALTERNATIVE DISPUTE RESOLUTION

1.0 Arbitration. In the event the parties are unable to resolve a dispute using the escalation procedure described in Section 10.1(b), the parties agree that any and all disputes, claims or controversies arising out of or relating to this License Agreement shall be resolved by binding arbitration conducted as follows:

1.1 Notice. Notice of demand for binding arbitration shall be delivered to the other party in accordance with the provisions of the License Agreement. In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question arose, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

1.2 Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

a. Arbitrator. All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by an arbitrator selected with assistance from the CPR Institute for Dispute Resolution (CPR). Selection of an arbitrator shall be made within [*] days after the date of the first notice of demand given pursuant to Section 1.1 and within [*] days after any resignation, disability or other removal of such arbitrator.

b. Costs of Arbitration. The cost of arbitration proceedings, including without limitation the arbitrator’s compensation and expenses, hearing room charges, court reporter transcript charges, etc., shall be borne by the parties equally or otherwise as the arbitrator may determine. The arbitrator may award the party that prevails substantially in its pre-hearing position part or all of its reasonable attorneys’ fees and costs incurred in connection with the arbitration. The arbitrator is specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.

c. Location of Proceedings. All arbitration proceedings shall be held in [*], if the proceeding is initiated by CardioMEMS, or in [*], if the proceeding is initiated by Medtronic, at a location selected by the initiating party in the applicable city.

d. Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure subject to these limitations:

(1) Each party may serve no more than [*] set of interrogatories;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2) Each party may depose the other party’s expert witnesses who will be called to testify at the hearing, plus [*] fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of not more than [*] hours per deposition of the other party’s witnesses); and

(3) Document discovery and other discovery shall: (i) be limited to matters that are directly relevant and material to the matters, and (ii) be under the control of and enforceable by the arbitrator.

(4) Discovery disputes shall be decided by the arbitrator. The arbitrator is empowered:

(i) To issue subpoenas to compel pre-hearing document or deposition discovery;

(ii) To enforce the discovery rights and obligations of the parties;

(iii) To truncate discovery proceedings;

(iv) To further limit the number of witnesses involved in the proceeding;

(v) Otherwise to control the scheduling and conduct of the proceedings.

e. Conduct of Arbitration.

(1) Pre-hearing Conference. Within [*] days after appointment, the arbitrator shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

(2) Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined;

(i) Documents shall be self-authenticating, subject to valid objection by the opposing party;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

(iii) Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party [*] days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person.

(iv) The hearing should be held on consecutive business days without interruption to the maximum extent practicable.

(v) The arbitrator shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

f. Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. § 1, et seq.).

g. Consolidation. No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than Affiliates of any such party, which Affiliates may be included in the arbitration), except by written consent of both parties containing a specific reference to this Agreement.

h. Award. The arbitrator is empowered to render an award of general compensatory damages, but are not empowered to award equitable relief (including, without limitation, injunctive relief), exemplary or punitive damages, or any additional damage award in any patent dispute for willful infringement, and each party agrees that it shall not seek such an award from the arbitrator. The award rendered by the arbitrator (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification.

i. Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrator, prior to any proceedings hereunder, will sign an agreement whereby the arbitrator agrees to keep the substance of any proceedings hereunder in confidence.

j. Time Frame. To the fullest extent practicable pre-hearing discovery, pre-hearing conferences and hearing procedures shall be expedited and the parties shall use their best reasonable efforts to conclude such alternate dispute resolution proceeding within [*] days to the event feasible and practicable under the circumstances.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT C

[*]